Exhibit 23
Consent of Independent Registered Public Accounting Firm

To: Pacific Premier Bancorp, Inc., and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statement No. 333-117857, No. 333-58642, No. 333-51425 and No. 333-44307 on Form S-8 for Pacific Premier Bancorp, Inc. and Subsidiaries, of our report dated April 2, 2007 with respect to the consolidated statement of financial condition of Pacific Premier Bancorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. for the year ended December 31, 2006.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP
Certified Public Accountants
Rancho Cucamonga, California
April 4, 2007